                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT
                              --------------------


         EMPLOYMENT AGREEMENT dated as of March 12, 2001, between Antares Pharma, Inc., a Minnesota corporation (the "Company"), and Roger G. Harrison, Ph.D. (the "Executive").

                                   BACKGROUND
                                   ----------

         Company desires to employ Executive, and Executive desires to enter into the employ of Company, on the terms and conditions contained in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. CAPACITY AND DUTIES

         1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.

         1.2 Capacity and Duties.

                  (a) Executive shall be employed by Company as its Chief Executive Officer ("CEO") and, subject to the supervision of the Company's Board of Directors (the "Board"), shall perform such duties and shall have such authority as are consistent with his position as CEO and shall perform such other duties as may from time to time reasonably be specified by the Company's Board. As CEO Executive shall report directly to the Board.

                  (b) If during Executive's employment hereunder the Board in its discretion shall elect to have the functions of CEO and chief operating officer ("COO") exercised for the Company by two persons, Executive shall thereafter be employed by Company solely as its COO and, subject to the supervision of the CEO, shall be responsible for and have authority over the operations of the Company and shall perform such other duties consistent with his position as COO as may from time to time reasonably be specified by the CEO or by the Board. As COO Executive shall report directly to the CEO.

                  (c) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business and interests of Company, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than Company; provided, however, that with the prior written consent of the Board, which shall not be unreasonably withheld, Executive shall be entitled to serve as a member of the board of directors of another corporation so long as such service does not interfere with Executive's performance of his duties hereunder.

SECTION 2. TERM OF EMPLOYMENT

         2.1 Term. Executive's employment hereunder shall commence on March 12, 2001 and shall thereafter continue until terminated as hereinafter provided.

SECTION 3. COMPENSATION

         3.1 Basic Compensation. As compensation for Executive's services hereunder, Company shall pay to Executive a salary at the annual rate of $275,000 (the "Base Salary"), payable in monthly installments.

         3.2 Share Grants.

                  (a) In order further to encourage Executive's enhancement of shareholder value, subject to Executive's being in the employ of the Company hereunder at the time of each event listed below in this
         Section 3.2 (a "Trigger Event") and subject to Section 4.4 herein, and further subject to Company shareholder approval of each share grant listed below which relates to a performance-based Trigger Event for purposes of Section 162(m) of the Internal Revenue Code, Company shall grant to Executive, on the occurrence of each Trigger Event, the number of restricted Company common shares set forth below with respect to such event. All restricted share grants hereunder shall be subject to all of the provisions of this Employment Agreement and shall be evidenced by written documents ("Grant Agreements") in such form as the Board shall, from time to time, approve containing such provisions not inconsistent with the terms of this Employment Agreement as the Board shall deem necessary or advisable. Executive shall enter into and be bound by the terms of each such Grant Agreement. All share grants hereunder shall also be made in compliance with, or pursuant to appropriate exceptions from, all applicable federal and state securities laws, and shall be subject to all such restrictions, if any, as the Company, in its discretion, deems such laws to require.


             Trigger Event                                         No. of Shares
             -------------                                         -------------

         1.  Within 30 days of commencement of Executive's
             employment hereunder (Section 2.1)                       48,000

         2.  The first anniversary of the commencement of
             Executive's employment hereunder.                        40,000

         3.  The effective date of the first registration statement filed with the Securities and Exchange Commission for
             an underwritten public distribution of Company common
             shares, by the Company, for cash.                        40,000

         4.  The date by which Company common shares shall have had a closing price of at least $13 per share, as duly
             reported for
             trading on NASDAQ or a national securities exchange,
             for each of 60 consecutive trading days.                 40,000

         5. The Company's execution, by not later than the second anniversary of the commencement of Executive's employment hereunder, of its third agreement with a
             pharmaceutical, biotechnology or similar company for a development project that the Board regards as having been initiated and brought to an executed agreement
             with Company during Executive's employment hereunder.    48,000

                  (b) Upon the making of a restricted share grant, Company shall issue a certificate in the name of Executive representing the common shares subject to the grant. All such certificates shall bear a legend indicating that they are subject to the terms of this Employment Agreement. Upon issuance of each such certificate, the Executive shall immediately execute a stock power or other instrument of transfer, appropriately endorsed in blank, to be held with the certificates by Company pursuant to the terms of this Employment Agreement. Only full shares shall be issued under the Plan.

                  (c) Common shares issued as a restricted share grant may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until they are vested. Executive shall be vested in each restricted share grant made hereunder on the third anniversary of the commencement of Executive's employment hereunder as stated in Section 2.1, above. Except as expressly provided in this Employment Agreement all common shares covered by restricted share grants that have not yet vested as provided in the immediately preceding sentence shall be deemed immediately forfeited by Executive upon any termination of Executive's employment pursuant to Section 4.1, 4.2 or 4.4, below; but all common shares covered by restricted share grants that have not yet vested as provided in the immediately preceding sentence shall be vested on the effective date of any termination of Executive's employment by Company, without cause, pursuant to Section 4.3, below.

                  (d) Executive shall be entitled to receive dividends paid on, and shall have the right to vote, common shares issued pursuant to restricted share grants made hereunder but which have not vested or been forfeited as provided in Section 3.2(c) above.

                  (e) Effective immediately upon Executive's becoming eligible for any payment pursuant to Section 3.8, below, (i) Company shall have no further obligations under this Section 3.2 to grant restricted Company common shares to Executive upon the occurrence of any of the Trigger Events, and (ii) all common shares covered by restricted share grants that have not vested as provided in Section 3.2(c), above, shall be deemed immediately forfeited by Executive.

         3.3 Employee Benefits. In addition to the compensation provided for in Sections 3.1 and 3.2, Executive shall be entitled during the term of his employment to participate in Company's healthcare and other employee benefit plans and benefit programs as may from time to time be provided for other executives of Company whose duties, responsibilities, and compensation are reasonably comparable to those of Executive.

         3.4 Vacation. Executive shall be entitled to a vacation of five weeks during each calendar year during the term of his employment, during which time his compensation shall be paid in full.

         3.5 Expense Reimbursement. During the term of his employment, Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Company may reasonably require.

         3.6 Automobile. During the term of his employment, Company shall pay Executive an allowance of $1500 per month for an automobile for his use in connection with the performance of his duties hereunder and shall reimburse him for all expenses reasonably incurred by him for the maintenance and operation, including fuel of such automobile in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time upon receipt of itemized vouchers therefor and such other supporting information as Company may reasonably require.

         3.7 Provisions for Possible Move of Executive Offices. If during Executive's employment hereunder the Company moves its principal executive offices from Minneapolis, Minnesota to Pennsylvania:

                           (i) Company shall reimburse Executive for the
                  reasonable moving expenses (as pre-approved by the Board), not to exceed $30,000, incurred by him in moving his principal place of residence to within reasonable commuting distance of the Company's relocated executive offices; and

                           (ii) Company shall, if necessary, also assist
                  Executive in the move of his principal place of residence by making available a bridge loan, in such amount, for such period and on such terms as Company and Executive may agree upon.

         3.8 Sale or Merger of the Company. Except as provided in Section 4.4 herein, if, within 12 months of the commencement of Executive's employment hereunder as specified in Section 2.1, the Company sells all or substantially all of its assets to an unaffiliated third party, or merges with or into an unaffiliated third party in a transaction in which the Company is not the surviving entity, then, and subject in either case to consummation of such transaction, the Company shall pay Executive either (i) two percent of the aggregate cash, securities or other consideration received by the Company from the sale of all or substantially all of its assets, or (ii) an amount, in cash, equal to two percent of the value (as of the date of consummation of the merger) of the aggregate cash, securities or other consideration distributed to the Company's shareholders in the merger; provided, however, that the Company shall have no obligation to make any payment to Executive under this Section 3.8 if, following consummation of the sale of assets or merger transaction, Executive is employed as the chief executive or chief operating officer of the acquiring or surviving entity in the transaction.

SECTION 4. TERMINATION OF EMPLOYMENT

         4.1 Death of Executive. Executive's employment hereunder shall immediately terminate upon his death, upon which Company shall continue to pay to Executive's estate the compensation provided for in Section 3.1 herein for a period of 120 days. All Company common shares covered by restricted share grants made hereunder prior to Executive's death shall be vested as of his date of death.

         4.2 Termination for Cause. Executive's employment hereunder shall terminate immediately upon notice that Company is terminating Executive for "cause" (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts payable under Sections 3.1, 3.5 and 3.6 herein which are accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, "cause" shall include, without limitation, the following:

                           (i) dishonesty or fraud committed in connection with
                  Executive's employment, theft or misappropriation or embezzlement of Company's funds;

                           (ii) conviction of any felony, crime involving fraud
                  or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its affiliates;

                           (iii) material breach of Executive's obligations
                  under this Agreement; or

                           (iv) conduct contrary to the best interests of the
                  Company.

         4.3 Termination by Company Without Cause. Company in its sole discretion may terminate Executive's employment hereunder by written notice to Executive at any time. Following such termination, Company shall continue to pay Executive his Base Compensation, in monthly installments, for a period of six months from the date of termination, but shall not be obligated to make any other payments hereunder other than amounts payable under Sections 3.5 and 3.6 herein which are accrued under this Agreement as of the date of termination in accordance with generally accepted accounting principles. Upon making such payments, Company shall have no further obligation to Executive hereunder.

         4.4 Termination by Executive. Executive may terminate his employment hereunder upon 120 days' prior written notice to Company at any time. Notwithstanding the provisions of Sections 3.2 and 3.8 above, at no time following Executive's giving of notice of the termination of his employment hereunder shall Executive be entitled to any grant of Company Shares upon the occurrence of any of the Trigger Events specified in Section 3.2 or to any payments pursuant to Section 3.8. If prior to the effective date of any termination of Executive's employment pursuant to this Section 4.4 Executive shall have received grants of restricted Company common shares with respect to at least three of the Trigger Events listed in Section 3.2(a), above, all Company common shares covered by such prior restricted share grants shall be vested as of such effective date of termination.

SECTION 5. RESTRICTIVE COVENANTS

         5.1 Confidentiality.

                  (a) Executive shall not, either during or after his employment with Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any trade secrets, confidential or proprietary information of Company other than as required by law or in the ordinary course of Company business (including, without limitation, any such information concerning customers, vendors, services, products, processes, pricing policies, business plans or records, any technical or financial information or data, or any information relating to the history or prospects of Company or any of its stockholders). "Confidential" information includes, without limitation, all unpublished information and all information and data which is not generally known by the industry.

                  (b) Executive shall not, either during or after his employment with Company, directly or indirectly copy, reproduce or remove from Company's premises, except in the ordinary course of Company business, trade secrets, confidential or proprietary information of Company (in any medium) or any Company documents, files or records (including without limitation any invoices, customer correspondence, business cards, orders, computer records or software, or mailing, telephone or customer lists). All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Executive in the course of his employment with Company are and shall remain the sole property of Company and all originals and copies thereof shall be delivered to the Company upon termination of employment for whatever reason.

         5.2 Inventions and Improvements. During the term of his employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. It shall be conclusively presumed that ideas, inventions, and improvements relating to Company's business interests or potential business interests conceived during the one year period following termination of employment are, for the purposes of this Agreement, conceived prior to termination of employment. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents reasonably requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

         5.3 Noncompetition. During the term of Executive's employment and for one year after any termination of employment, Executive shall not directly or indirectly: (i) engage, anywhere in the United States or Europe, in the development, manufacture, assembly, design, distribution or marketing of any product, process or equipment for transdermal drug delivery or jet injection drug delivery, or of any product or equipment substantially similar to or in competition with any product or equipment which at the time of Executive's termination Company was developing for future manufacture, sale or distribution;
(ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in any such activities or so engaged; or
(iii) solicit or contact any person who is an employee of Company with a view to the engagement or employment of such employee by Executive or by any other person or entity; provided, however, that nothing herein shall prohibit the Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of the Executive's covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which the Executive is in violation of the provisions hereof. The provisions of this Section 5.3 shall not apply in the event of the termination of Executive's employment by Company, without cause, pursuant to Section 4.3, above.

         5.4 Injunctive and Other Relief.

                  (a) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

                  (b) Notwithstanding the equitable relief available to Company, the Executive, in the event of a breach of his covenants contained in
         Section 5 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to Company until and unless Company can obtain such equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys' fees incurred by Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.

SECTION 6. MISCELLANEOUS

         6.1 Arbitration.

                  (a) All disputes arising out of or relating to this Agreement which cannot be settled by the parties shall promptly be submitted to and determined by a single arbitrator in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided that nothing herein shall preclude Company from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by Executive of Section 5 hereof. The decision of the arbitrator shall be final and binding upon the parties, and judgement upon such decision may be entered in any court of competent jurisdiction.

                  (b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

                  (c) Such arbitrator shall be required to apply the contractual provisions hereof in deciding any matter submitted to it and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

         6.2 Prior Employment. Executive represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Company or his or Company's rights and obligations hereunder; and that his acceptance of employment with Company and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

         6.3 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide Company with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

         6.4 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

         6.5 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

                  (a)      If to Company:

                           Antares Pharma, Inc.
                           161 Cheshire Lane, Suite 100
                           Minneapolis, MN  55441
                           Tel: (612) 475-7700
                           Fax: (612) 476-1009

                           Attention:

                           With copies to:

                           --------------------------
                           --------------------------
                           --------------------------

                           and

                           Drinker Biddle & Reath LLP
                           1000 Westlakes Drive, Suite 300
                           Berwyn, PA  19312
                           Tel: (215) 993-2200
                           Fax: (215) 993-8585
                           Attention:  Thomas E. Wood, Esq.

                  (b)      If to Executive:

                           Roger G. Harrison, Ph.D.
                           80 Spring Drive
                           Zionsville, Indiana  46077

                           With a copy to:

                           --------------------------
                           --------------------------
                           --------------------------

         6.6 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

         6.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Minnesota (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

         6.8 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         6.9 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   ANTARES PHARMA, INC.


                                   By:
                                      -----------------------------------------
                                   Name:
                                   Title:


                                   ---------------------------------------------
                                   Roger G. Harrison, Ph.D.

                                      -11-